Exhibit 5.1

MAPLES
Our ref	MNG.653922.000001
Direct tel	+1 284 852 3038
Email	matthew.gilbert@maplesandcalder.corn

VIASPACE Green Energy Inc.
PO Box 2196
Road Town
Tortola
British Virgin Islands

25 November 2009

Dear Sirs

VIASPACE Green Energy Inc. (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have been asked to provide this legal opinion in connection with the resale of up to 896,800 shares in the Company, each with a par value of US$0,001 (the "Shares"), pursuant to the Registration statement, as amended, on Form S-1A, Number 333-159717 provided to us (the "Registration Statement") as filed by the Company with the United States Securities and Exchange Commission ("SEC").

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
The written resolutions of the directors of the Company dated 23 November 2009 and the unanimous written resolutions of the directors and majority shareholders of the Company dated 2 June 2009 (the "Resolutions").

1.2
A registered agent's certificate of incumbency dated 24 November 2009, issued by CCS Management Limited, the Company's registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent's Certificate").

1.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the"Registry of Corporate Affairs") on 24 November 2009 including:

(a)	the Company's Certificate of Incorporation; and

(b)	the Company's amended and restated Memorandum and Articles of Association.

1.4	A certificate from a Director of the Company dated 24 November 2009 (a copy of which is annexed hereto as Annexure B) (the "Director's Certificate").

1.5	The Registration Statement.

Maples and Calder
Sea Meadow House, PO Box 173 Road Town Tortola VG1110 British Virgin Islands
Tel +I 284 852 3000  Fax +1 284 852 3097 www.maplesand calder.com

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent's Certificate and the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

2.5
That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6	The Resolutions remain in full force and effect.

2.7	That no less than the par value has been paid for the Shares.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company is a company limited by shares duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The Company is authorised to issue 50,000,000 shares with a par value of US$0.001 each of which 8,600,000 have been issued.

3.3	The Shares now issued are duly authorised, validly issued, fully paid and non assessable.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3	We make no comment with regard to the references to foreign statutes in the Registration Statement.

4.4
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

5	CONSENTS

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption ''Legal Matters''; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

In providing this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

Annexure A

Registered Agent's Certificate

CERTIFICATE OF INCUMBENCY

We, CCS MANAGEMENT LIMITED of 263 Main Street, P.O. Box 2196, Road Town, Tortola, British Virgin Islands, being the duly appointed Registered Agent of VIASPACE Green Energy Inc. ("the Company"), a Company incorporated in and existing under the laws of the Territory of the British Virgin Islands on the 1st day of July, 2008, Registration Number 1489717, authorized to issue a maximum of 50,000,000 shares with a par value of US$0,001 each, hereby confirm the following:

(1)	that the registered office of the Company is situated at the office of CCS Management Limited, 263 Main Street, P.O. Box 2196, Road Town, Tortola, British Virgin Islands;

(2)	that the Company is in Good Standing in the British Virgin Islands;

(3)
that as far as can be determined from the documents retained at the Registered Office of the Company, there are no Plan of Liquidation commencing the voluntary winding-up of the Company nor have any been filed with the Registrar of Corporate Affairs;

(4)
that as far as can be determined from the documents retained at the Registered Office of the Company, there arc no legal, arbitration or other administrative proceedings threatened or have been commenced against the Company;

(5)	that as far as can be determined from the documents retained at the Registered Office of the Company, the Directors appointed are as follows:

NAME	DATE OF APPOINTMENT
Carl Allan Kukkonen	July 1, 2008
CHANG, Sung-Hsieh	October 21, 2008
ABDALLAT, Amjad Saleh	October 21, 2008

(6)	that as far as can be determined from the documents retained at the Registered Office of the Company, the Shareholders are as follows:

NAME	CERTIFICATE	SHARES HELD	DATE ISSUED

VIASPACE Inc.	1	10	July 1, 2008
VIASPACE	2	5,099,990	November 10, 2008
Sung I-Isien Chang	3	530,000	November 10, 2008
Green Solutioins Group Limited	4	526,000	November 10, 2008
Wen Li ang Chang	5	10,000	November 10, 2008
Yin Chia Yang Chang	6	10,000	November 10, 2008
Sung Kao Chang	7	40,000	November 10, 2008
Yu Yin Chang	8	10,000	November 10, 2008
Shun Yin Chang	9	10,000	November 10, 2008
Sung Flung Chang	10	60,000	November 10, 2008
Fish' Fen Su	11	350,000	November 10, 2008
Chun Hao Chang	12	200,000	November 10, 2008
Jay Chang	13	200,000	November 10, 2008
Chung Hsin Lin	14	10,000	November 10, 2008

Yin At Chang	15	10,000	November 10, 2008
Chan Sheng Lin	16	10,000	November 10, 2008
Chan Kuan Lin	17	10,000	November 10, 2008
Tzu Ching Lin	18	10,000	November 10, 2008
Chan Chun Ein	19	10,000	November 10, 2008
Chili Wei Chang	20	10,000	November 10, 2008
Ting Wei Chang	21	10,000	November 10, 2008
Ya Hui Chang	22	10,000	November 10, 2008
Ko 1-Isin Yang	23	10,000	November 10, 2008
Than Pei Xiao	24	99,000	November 10, 2008
Hai Yang Xiao	25	500	November 10, 2008
Hai Lan Xiao	26	500	November 10, 2008
1 Sen Chen	27	50,000	November 10, 2008
Huan Ching Hsu	28	100,000	November 10, 2008
Su Nan Wang	29	150,000	November 10, 2008
Marty F. Bridges	30	2,000	November 10, 2008
Ko Hung Wang	31	525,000	November 10, 2008
GIT, LLC,	32	523,000	November 10, 2008
Kevin Wei	33	100	November 10, 2008
Albert Wu	34	500	November 10, 2008
Eric Wu	35	500	November 10, 2008
Kevin Wu	36	500	November 10, 2008
Alexander Brown	37	100	November 10, 2008
Nathaniel Brown	38	100	November 10, 2008
Makayla Xinyu Hu	39	100	November 10, 2008
Rachel Xinrui Flu	40	100	November 10, 2008
Lily Wang	41	1,000	November 10, 2008
Patricia Roberge	42	1,000	November 10, 2008

(7)
that as far as can be determined from the documents retained at the Registered Office of the Company, no Register of Charges pursuant to Section 163 of the BVI Business Companies Act has been filed at the Registry of Corporate Affairs nor held on file at the Company's Registered Office.

Dated this 24th day of November, 2009

/s/ signature
For and on behalf of
CCS Management Limited - Registered Agent

Annexure B

Director's Certificate

VIASPACE GREEN ENERGY INC.

C/O CCS Management Limited,
263 Main Street, P.O. Box 2196,
Road Town, Tortola
VG1110
British Virgin Islands

24 November 2009

To	Maples and Calder Sea Meadow House PO Box 173 Road Town Tortola British Virgin Islands

Dear Sirs:

VIASPACE Green Energy Inc. (the "Company'')

I, Carl Kukkonen, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of British Virgin Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on July 1, 2008 and amended on November 10, 2008 remain in full force and effect.

2	The Company hasnot created any charges over any of its property or assets,

3
The written resolutions (the 'Resolutions") of the board of directors dated June 2, 2009 and November 23, 2009 were signed by all the directors in the manner prescribed in the Articles of Association of the Company, including as to the disclosure of any director's interests in the Agreements (as defined in the Resolutions)

4
The Company is authorised to issue a maximum of 50,000,000 shares each with a par value of US$0,001 divided into 8,600,000 Common Shares and 0 (zero) Preferred Shares, of which 8,600,000 Common Shares have been validly issued and are fully paid up.

5
The shareholders of the Company have not restricted or limited the powers of the directors in any way other than as set out in the Memorandum and Articles of Association, There is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from entering into and performing the transactions contemplated under the Registration Statement.

6
The Company has reserved 1.4 million Common Shares in its 2009 Stock Incentive Plan which was as approved by the board of directors on June 2, 2009. As of the date of this letter, zero shares have been issued.

7	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

8	The directors of the Company at the date of Resolutions and at the date hereof were and are as follows: Carl Kukkonen, Sung Hsien Chang and Amjad S. Abdallat.

9
The minute book and corporate records of the Company as maintained at its registered office In the British Virgin Islands and on which the registered agent's certificate of incumbency were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

10
Prior to, at the time of, and immediately following execution of the Agreements and the offer and issue of the Securities the Company was able to pay its debts as they fell due and entered into the Agreements for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

11
Each director considers the transactions contemplated by the Agreements to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

12
To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal. arbitral, administrative or other proceedings in any jurisdiction. The directors and/or shareholders have not taken any steps to have the Company struck off or placed in liquidation, and no steps been taken to wind up the Company. Further, no receiver has been appointed over any of the Company's property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct an the day that you issue the Opinion, unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Carl Kukkonen Carl Kukkonen Director